Exhibit 10.2

ATHERSYS, INC.

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (“Agreement”) is made as of June 18, 2013 (the “Date of Grant”) by and between Athersys, Inc., a Delaware corporation (the “Company”) and                              (“Grantee”) with respect to the grant of Restricted Stock Units by the Company to the Grantee pursuant to the Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan (As Amended and Restated effective June 18, 2013) (the “Plan”). (Capitalized terms used in this Agreement and not otherwise defined have the meanings assigned to them in the Plan).

The execution of a restricted stock unit agreement substantially in the form hereof has been authorized by a resolution of the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) on June 18, 2013.

In consideration of the Grantee’s acceptance of the terms and conditions of this Agreement, and subject to the terms of this Agreement and the Plan, the Company hereby makes the following grant of Restricted Stock Units to Grantee.

AGREEMENT:

1. Grant of Restricted Stock Units. The Company hereby grants to the Grantee the number of Restricted Share Units that are shown on the signature page of this Agreement as the Original Award. Each Restricted Stock Unit shall represent the contingent right to receive one share of the Company’s Common Stock, par value $0.001 per share (“Share”).

2. Restriction on Transfer. The Restricted Stock Units may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Grantee. Any purported transfer, encumbrance or other disposition of the Restricted Stock Units that is in violation of this Agreement shall be null and void, and the other party to such purported transaction shall not obtain any rights to or interest in the Restricted Stock Units.

3. Vesting. (a) The Restricted Stock Units will become nonforfeitable and payable to the Grantee pursuant to Section 6 hereof upon the occurrence of the dates and percentages as set forth on Exhibit A.

(b) Notwithstanding the provisions of Section 3(a), all of the Restricted Stock Units subject to this Agreement will become nonforfeitable and payable to the Grantee pursuant to Section 6 hereof upon any Change in Control that occurs while the Grantee is employed by or serving as a director or consultant of the Company or any Subsidiary.

(c) Notwithstanding the provisions of Section 3(a), all of the Restricted Stock Units subject to this Agreement will become nonforfeitable and payable to the Grantee pursuant to Section 6 hereof on the 30th day following the date upon which the Grantee dies or becomes permanently disabled while employed by or serving as a director or consultant of the Company or a Subsidiary after the Date of Grant.

(d) Notwithstanding the provisions of Section 3(a), if the Grantee’s employment is involuntarily terminated by the Company other than for Cause prior to the time at which all Restricted Stock Units become nonforfeitable as provided in Section 3(a), all of the Restricted Stock Units subject to this Agreement will become nonforfeitable and payable to the Grantee pursuant to Section 6 hereof on the 30th day following the date upon which the Grantee’s employment is involuntarily terminated by the Company without Cause. For this purpose, “Cause” shall mean: (i) the commission of an act of fraud, embezzlement, theft or other criminal act constituting a felony; (ii) the willful or wanton disregard of the rules or policies of the Company or its affiliates that results in a material loss, damage or injury to the Company or its affiliates; (iii) the repeated failure of Grantee to perform duties consistent with Grantee’s position or to follow or comply with the reasonable directives of the Company’s or its affiliates’ Board of Directors (or applicable officer in the case of ReGenesys, LLC) or Grantee’s superiors after having been given notice thereof (e.g., the insubordination of Grantee); or (iv) the material breach of any provision contained in a written non-competition, confidentiality or non-disclosure agreement between the Company or any of its affiliates and Grantee. The determination of whether the Grantee’s employment is terminated by the Company other than for Cause shall be made by the Committee. In the event of a dispute between the Committee and the Grantee over the determination of whether the Grantee’s employment is terminated other than for Cause, the Company and the Grantee agree that such dispute will be finally decided by a panel of three arbitrators having expertise in employment compensation in an arbitration conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award of the arbitrators may be entered in any court having jurisdiction thereof. The Company and the Grantee each will appoint one arbitrator and the two appointed arbitrators will select a third arbitrator. Any arbitration hereunder will be conducted in Cleveland, Ohio.

4. Termination of Rights and Forfeiture of Shares. Except for Restricted Stock Units that have become nonforfeitable pursuant to Section 3, all of the Restricted Stock Units will be forfeited if the Grantee ceases to be an employee, consultant or director of the Company or a Subsidiary at any time prior to June 30, 2016.

5. Dividend, Voting and Other Rights. Grantee shall have no rights of ownership in the Shares underlying the Restricted Stock Units and shall have no right to vote such Shares until the date on which the Shares are transferred to Grantee pursuant to Section 6. Any dividends that may be paid on the Shares underlying the Restricted Stock Units shall be automatically deferred and reinvested in additional shares of Common Stock. Any additional Restricted Stock Units or shares of Common Stock or other securities that the Grantee may become entitled to receive under the Plan pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company will be subject to the same restrictions as the Restricted Stock Units or the Shares underlying the Restricted Stock Units as of the Date of Grant.

6. Payment of Restricted Stock Units. To the extent that Restricted Stock Units become nonforfeitable pursuant to Section 3 above, Shares underlying such Restricted Stock Units shall be transferred to Grantee no later than thirty (30) days after the date on which the Restricted Stock Units become nonforfeitable, except as otherwise provided in Section 11. Notwithstanding the foregoing, in the case of a Change in Control that occurs as a result of either a sale of the stock of the Company or a merger, settlement of Restricted Stock Units that become vested upon such Change of Control will be made in Shares, unless otherwise specified in the definitive agreement for such Change of Control.

7. Adjustments. The Board (or a committee of the Board) shall make such adjustments in the number or kind of Restricted Stock Units or Shares covered by this Agreement as the Board (or a committee of the Board) shall determine is equitably required to prevent dilution or enlargement of the rights of the Grantee that otherwise would result from (a) any stock dividend, extraordinary dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any Change in Control, merger, consolidation, spin-off, split- off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Board (or a committee of the Board), in its discretion, may provide in substitution for any or all of the Restricted Stock Units or Shares underlying any or all of the Restricted Stock Units provided for herein such alternative consideration as it may determine to be equitable in the circumstances.

8. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal, state and other applicable securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company will not be obligated to issue any Restricted Stock Units or Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

9. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. All terms used herein with initial capital letters and not otherwise defined herein that are defined in the Plan shall have the meanings assigned to them in the Plan. The Board (or a committee of the Board) acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of Restricted Stock Units hereunder.

10 Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.

11 Withholding Taxes. The Grantee shall be liable for any and all U.S. federal, state and local taxes, or foreign taxes of any kind required by law to be withheld with respect to the vesting of Restricted Stock Units. When the Restricted Stock Units vest, the Grantee shall surrender to the Company a sufficient number of whole Shares as necessary to cover the minimum applicable required withholding taxes and social security contributions related to such vesting. The value of any fraction of retained Shares not necessary for required withholding shall be applied to the Grantee’s federal income tax withholding by the Company generally. Unless vesting of Grantee’s Restricted Stock Units is accelerated pursuant to Section 3(b) hereof, instead of requiring the Grantee to surrender Shares as described above, the Company may, in its discretion, require the Grantee to remit to the Company on the date on which the Restricted Stock Units vest cash in an amount sufficient to satisfy the minimum applicable required withholding taxes and social security contributions related to such vesting.

In lieu of surrendering Shares to cover the minimum applicable required withholding taxes and social security contributions, the Grantee may, by providing notice to the Company not later than 30 days prior to the date on which the Restricted Stock Units vest (or, if vesting of Grantee’s Restricted Stock Units is accelerated pursuant to Section 3(b) hereof, within a reasonable period of time prior to the Company’s transfer of the Shares to Grantee), elect to remit to the Company on the date on which the Restricted Stock Units vest cash in an amount sufficient to satisfy such obligations.

12. Right to Terminate Relationship. No provision of this Agreement will limit in any way whatsoever any right that the Company or Shareholders may otherwise have to terminate the employment or directorship of the Grantee at any time.

13 Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement will not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the amount of any insurance coverage available to any beneficiary under any insurance plan covering employees or non-employee directors of the Company or a Subsidiary.

14 Severability. In the event that one or more of the provisions of this Agreement are invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.

15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

16 Notices. All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same, at the addresses set forth at the heading of this Agreement or to such other address as either party may designate by like notice. Notices to the Company shall be addressed to its principal office, attention of the President.

17 Governing Law. This Agreement is made under, and will be construed in accordance with, the internal substantive laws of the State of Delaware without regard to conflict of law principles of such state.

18. Compliance with Section 409A of the Internal Revenue Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Internal Revenue Code, so that the income inclusion provisions of Section 409A(a)(1) do not apply to Grantee. This Agreement and the Plan shall be administered in a manner consistent with this intent.

Executed in the name and on behalf of the Company, at 3201 Carnegie Avenue, Cleveland, Ohio, 44115, as of the 18th day of June, 2013.

ATHERSYS, INC.

By:
Name:
Title:

The undersigned Grantee hereby accepts the Restricted Stock Units evidenced by this Restricted Stock Unit Agreement on the terms and conditions set forth herein and in the Plan.

Dated: June 18, 2013

Name:

Name of Grantee:

Date of Grant:	June 18, 2013

Original Award:	[number] Restricted Stock Units

Exhibit A

Name:

All Forfeitable Restricted Stock Units:

Amount Nonforfeitable	Date Nonforfeitable
8.34% of the Original Award = _______ Shares	September 18, 2013
8.33% of the Original Award = _______ Shares	December 18, 2013
8.33% of the Original Award = _______ Shares	March 18, 2014
8.34% of the Original Award = _______ Shares	June 18, 2014
8.33% of the Original Award = _______ Shares	September 18, 2014
8.33% of the Original Award = _______ Shares	December 18, 2014
8.33% of the Original Award = _______ Shares	March 18, 2015
8.34% of the Original Award = _______ Shares	June 18, 2015
8.33% of the Original Award = _______ Shares	September 18, 2015
8.33% of the Original Award = _______ Shares	December 18, 2015
8.33% of the Original Award = _______ Shares	March 18, 2016
8.34% of the Original Award = _______ Shares	June 18, 2016